Exhibit (e)(7)

Confidentiality Agreement

July 22, 2003

William Treacy

Head of Business Development

Parker Hannifin Corporation

6035 Parkland Blvd. Cleveland, OH 44124-4141

Ladies and Gentlemen:

You have requested certain information which is non-public, confidential or proprietary in nature from Denison International plc (the “Company”) in order to assist in your evaluation of a possible transaction (a “Possible Transaction”) between you and the Company, the nature of which you have previously discussed with representatives of the Company. Upon your execution and delivery to us on behalf of the Company of this Confidentiality Agreement, the Company or its representatives will deliver to you, upon the terms and subject to the conditions set forth herein, certain information about the properties, operations and prospects of the Company.

All information about the Company furnished by the Company or its affiliates, directors, officers, employees, agents, representatives (including the undersigned) or controlling persons (such persons collectively referred to herein as “Representatives”), whether furnished before or after the date hereof, regardless of the manner in which it is furnished, is referred to in this Confidentiality Agreement as “Evaluation Material”. Evaluation Material does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was available to you on a nonconfidential basis prior to its disclosure by the Company or on its behalf, (c) becomes available to you on a nonconfidential basis from a person who is not otherwise bound by a confidentiality agreement with respect to the information, or is not otherwise prohibited from transmitting the information to you, or (d) you can demonstrate was developed by you independently of Evaluation Material information received from Company or its Representatives. As used in this Confidentiality Agreement, the term “person” shall be broadly interpreted to include, without limitation, any company, partnership, limited liability company, trust, other entity or individual.

Unless otherwise agreed to in writing by the Company, you agree (a) except as required by law, to keep all Evaluation Material confidential and not to disclose or reveal any Evaluation Material to any person other than those persons employed by you or on your behalf who are actively and directly participating in the evaluation of a Possible Transaction or who otherwise need to know the Evaluation Material for the purpose of evaluating a Possible Transaction and to require those persons to agree to observe the terms of this Confidentiality Agreement and (b) not to use Evaluation Material for any purpose other than in connection with the development and consummation of a Possible Transaction in any manner which the Company has not approved. You will be responsible for any breach of the terms hereof by you or your employees and you will inform all of your Representatives who are not your employees, officers or directors of the confidential nature of the Evaluation Material and require them to agree to be bound by this Confidentiality Agreement as if they had originally been made a party hereto.

Unless otherwise required by law, neither you nor your Representatives will, without our prior written consent, disclose to any person (other than those persons actively and directly participating in the evaluation of a Possible Transaction) any information about a Possible Transaction, or the terms, conditions or other facts relating thereto, including the fact that Evaluation Material has been made available to you or that discussions or negotiations may be taking place with the Company concerning a Possible Transaction. You agree that you will have no discussion, correspondence or other contact or communication with the Company concerning the Company (other than in the ordinary course of normal business activities) or its securities or a Possible Transaction except with the Company’s investment banker, Lazard Frères & Co. LLC (“Lazard”).

In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of your counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal. It is understood and hereby acknowledged that to the extent that any Evaluation Material is covered by or protected by any privilege on the part of the Company, disclosure to you or your Representatives shall not constitute a waiver of privilege or any other rights which the Company may have with respect to the Evaluation Material.

Notwithstanding any statement to the contrary in this Confidentiality Agreement or any other express or implied agreement, arrangement or understanding between the parties to the contrary, you and each of your Representatives may disclose to any and all persons without limitation of any kind the tax treatment and tax structure of the Possible Transaction and all materials of any kind (including opinions or other tax analyses) relating to such “tax treatment” or “tax structure” that are provided to you, except that (i) you may not disclose information identifying the parties to the proposed transaction and (ii) you may not disclose (except to the extent relevant to such tax structure or tax treatment) any nonpublic commercial or financial information. For this purpose, the “tax treatment” is the purported or claimed Federal income tax treatment of a transaction and the “tax structure” is any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of a transaction. This permission to disclose does not include disclosure of the tax treatment or tax structure of a transaction or any other matter if the disclosure is reasonably likely to result in a violation of the relevant securities laws.

You also agree that for a period of one year from the date of this Confidentiality Agreement, neither you nor any of your affiliates will, directly or indirectly, without the prior written consent of the Company’s Board of Directors:

(a)	acquire any voting securities or direct or indirect rights to acquire any voting securities of the Company;

(b)	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules under the Securities Exchange Act of 1934 (the “Exchange Act”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

(c)	make any public announcement with respect to any transaction or proposed or contemplated transaction between the Company or any of its security holders and you or any of your affiliates, including, without limitation, any tender or exchange offer, merger or other business combination or acquisition of a material portion of the assets of the Company;

(d)	disclose any intention, plan or arrangement regarding any of the matters referred to in clauses (a), (b) or (c); or

(e)	solicit for employment any person who is an officer of the Company or any of its subsidiaries or an employee of the Company or one of its subsidiaries with whom you have had contact or who was specifically identified to you during the period of your investigation of the Company, provided that the foregoing shall not prevent you from hiring any such person who, at the time of initial contact with you regarding employment, is responding to a general advertisement or other non-directed search inquiry.

If you determine that you do not wish to propose a Possible Transaction, you will promptly advise the Company of that decision. In that case, or at any time upon the Company’s request, you will promptly deliver to the Company or destroy and certify the destruction of all of the Evaluation Material that is in written or other physical form, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of your Representatives. Your return or destruction of any such Evaluation Material will not affect any of your other obligations under this Confidentiality Agreement, including, but not limited to, your obligations under the third, fourth, fifth, sixth and seventh paragraphs hereof.

Although the Evaluation Material contains information which the Company believes to be relevant for the purpose of your evaluation of a Possible Transaction, neither the Company nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. Neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives arising out of or relating to the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the Possible Transaction, when, as and if executed, and subject to the limitations and restrictions as may be specified therein, will have any legal effect.

You hereby acknowledge that the Company has made no decision to enter into a Possible Transaction with you or with any other person and that unless and until a definitive agreement between you and the Company with respect to any Possible Transaction has been executed and delivered, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to a Possible Transaction by virtue of this or any written or other expression by the Company or any of its Representatives.

You further understand that (i) the Company shall be free to conduct any process for a Possible Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other person and entering into a definitive agreement without prior notice to you or any other person); (ii) any of the procedures relating to a Possible Transaction may be changed at any time without notice to you or any other person; (iii) the Company shall have the right to reject or accept any potential proposal, offer or participant therein, for any reason whatsoever, in its sole discretion; and (iv) neither you nor any of your Representatives shall have any claim whatsoever against the Company or its Representatives arising out of or relating to a Possible Transaction (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof).

You agree that money damages would not be sufficient remedy for any breach of this Confidentiality Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach, and you further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning certain matters which are the subject of this Confidentiality Agreement from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You acknowledge and agree that this Confidentiality Agreement is being entered into for the benefit of the Company and may be enforced by the Company as if it were a party hereto. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder.

In connection with the Possible Transaction, Lazard is acting as investment banker to the Company and no other party. You hereby acknowledge that the receipt of Evaluation Material is not to be taken as constituting the giving of investment advice to you by Lazard nor to constitute you as a client of Lazard within the meaning of the Financial Service Authority’s Conduct of Business (COB) Rules (the “COB Rules”) and you should not expect Lazard to owe you any of the duties or responsibilities referred to in the COB Rules in connection with the Possible Transaction or to provide you with any of the protections afforded to clients of Lazard. You hereby also confirm either that you are an “investment professional” within the meaning of article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the Financial Promotion Order) or a person meeting the size and assets requirements of article 49(2) of the Financial Promotion Order and/or confirm that your interest in the Company is in a stake which would result in your acquisition of day to day control of the affairs of the Company in accordance with article 62 of the Financial Promotion Order.

This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules regarding conflicts of laws.

The provisions of this Confidentiality Agreement shall be binding upon your subsidiaries and other affiliates controlled by you, controlling you or under common control with you.

All modifications of, waivers of and amendments to this Confidentiality Agreement must be in writing and signed on behalf of you and the Company or the undersigned.

Please confirm your agreement with the foregoing by signing where indicated below and returning to the undersigned a copy of this Confidentiality Agreement.

Very truly yours,

LAZARD FRERES & CO. LLC, on behalf of Denison International plc

By:	/S/ MARK T. MCMASTER

Mark T. McMaster
Managing Director

Accepted and Agreed as of the date first written above:

Parker Hannifin Corporation

By:	/S/ WILLIAM TREACY

William Treacy
Head of Business Development